Exhibit 99.1

Fabrinet Announces First Quarter 2012 Financial Results

BANGKOK, Thailand – November 7, 2011 – Fabrinet (NYSE: FN), a provider of precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced its financial results for the first quarter of fiscal 2012, ended September 30, 2011.

Fabrinet reported total revenue of $186.3 million for the first quarter of fiscal 2012, an increase of 7.3% compared to revenue of $173.7 million for the comparable period in fiscal 2011. GAAP net income in the first quarter was $15.7 million, or $0.45 per diluted share, an increase of 3.0% compared to GAAP net income of $15.2 million, or $0.44 per diluted share in the first quarter of 2011. Non-GAAP net income in the first quarter was $16.6 million, or $0.48 per diluted share, an increase of 7.8% compared to non-GAAP net income of $15.4 million, or $0.45 per share in the first quarter of 2011.

Tom Mitchell, Chief Executive Officer of Fabrinet, said, “While we are pleased to have achieved our 47th consecutive quarter of profitability during the September quarter, our attention is focused on recovering from the flood waters that have impacted our operations in Thailand. Through the tireless efforts and resourcefulness of our employees, and in the midst of this natural disaster, we are preparing to resume production at our Pinehurst campus, one of our two manufacturing campuses in Thailand. In fact, today we began production at Pinehurst on a limited scale and anticipate ramping to full production at the Pinehurst campus during the next two weeks.”

Production at Fabrinet’s Pinehurst campus had been suspended for approximately three weeks due to flooding of the main artery and access roads to the campus. Water breached the company’s other Thailand campus, known as Chokchai, on Saturday evening, October 22 and the water level within the campus buildings rose to as high as five feet. Production will not recommence at Chokchai, located approximately seven miles south of Pinehurst, for the rest of the current quarter, and likely for significantly longer. The company acknowledges that it may never again manufacture at the Chokchai campus but, instead, divert manufacturing to the existing buildings 3, 4 & 5 at its Pinehurst campus, and its newest building 6 at Pinehurst, upon completion.

Business Outlook

Based on information available as of November 7, 2011, and due to the damage resulting from seasonal monsoon flood waters in Thailand that has caused the suspension of production at its manufacturing campuses in Thailand, Fabrinet is issuing limited guidance for the second quarter of fiscal 2012. If the company generates no further revenues from Thailand operations during the quarter, the company anticipates total revenues for the quarter to be approximately $28M, representing primarily revenues generated before production shutdown at its Thailand facilities, together with revenues from its Casix and Vitrocom businesses throughout the quarter. The company anticipates generating additional revenue in excess of that minimum, but, at this time, is unable to determine to what level. The company cannot currently anticipate net operating results for the quarter, although it anticipates suffering a net loss due to the significant decline in revenue and the timing and result of insurance claims by the company.

Conference Call Information

What:	Fabrinet first quarter 2012 financial results conference call
When:	Monday, November 7, 2011
Time:	5:00 p.m. ET
Live Call:	(866) 356-3095, domestic
(617) 597-5391, international
Passcode 74084656
Replay:	(888) 286-8010, domestic
(617) 801-6888, international
Passcode 73187621
Webcast:	http://investor.fabrinet.com/ (live and replay)

This press release and any other information related to the call will also be posted on Fabrinet’s website at http://investor.fabrinet.com. A recorded version of this webcast will be available approximately two hours after the call and will be archived on Fabrinet’s website for a period of one year.

The Company also announced today that, beginning on Tuesday, November 8, 2011, it will from time to time provide updates about the status of the flooding at and around its facilities in Thailand, its recovery and clean-up efforts there, its manufacturing operations in Thailand generally and other important information related to the flooding on its website. To access this information, please go to the Company’s website at www.fabrinet.com and click on the portion of the home page titled “Thai Flooding Updates”.

About Fabrinet

Fabrinet provides precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and sub-systems, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, final assembly and test. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the People’s Republic of China and the United States. For more information visit: http://www.fabrinet.com.

Safe Harbor

“Safe Harbor” Statement Under U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include our expectations regarding the timing and scale of our future production at our Pinehurst facilities, our plans regarding our Chokchai facilities and the potential diversion of that production capacity to our operations at Pinehurst, all of the statements under the “Business Outlook” section relating to our forecasted operating results for the second quarter of fiscal year 2012 and the expectation that the company will be able to recover for insurance claims that it may make resulting from the floods in Thailand. These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the flooding situation in Thailand could continue for an extended period of time and could even worsen; despite resuming limited production at our Pinehurst facilities, we may again have to suspend all operations at our Pinehurst facilities, which could be for an extended period of time; customers could scale back or cancel their orders in light of perceived or real production constraints; even if the flooding in Thailand subsides, the extent of damage to Thai roads, infrastructure and general public safety and health concerns could continue to have a material impact on our logistics, supply chain and employees; if the flooding continues for an extended period of time, the Thai government could order a state of emergency or take other emergency measures, which could constrain our operations in Thailand, and other important factors as described in Fabrinet reports and documents filed from time to time with the Securities and Exchange Commission (SEC), including the factors described under the sections captioned “Risk Factors” in our annual report on Form 10-K, filed on August 31, 2011. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financials

The Company refers to the non-GAAP financial measures cited above in making operating decisions because they provide meaningful supplemental information regarding the Company’s ongoing operational performance. Non-GAAP net income excludes stock-based compensation expenses, executive separation costs and our costs in connection with our follow-on offering earlier this year. We have excluded these items in order to enhance investors’ understanding of our ongoing operations. The use of these non-GAAP financial measures has material limitations because they should not be used to evaluate our company without reference to their corresponding GAAP financial measures. As such, we compensate for these material limitations by using these non-GAAP financial measures in conjunction with GAAP financial measures.

These non-GAAP financial measures are used to: (1) measure company performance against historical results, (2) facilitate comparisons to our competitors’ operating results, and (3) allow greater transparency with respect to information used by management in financial and operational decision making. In addition, these non-GAAP financial measures are used to measure company performance for the purposes of determining employee incentive plan compensation.

SOURCE: Fabrinet

Investor Contact:	Media Contact:
Abhi Kanitkar	Pam Crowley
ICR, Inc.	Crowley Communications
(617) 956-6735	(408) 529-9655
ir@fabrinet.com	pamc@crowleypr.com

Fabrinet

Unaudited Condensed Consolidated Balance Sheets

As of September 30, 2011 and June 24, 2011

(in thousands of U.S. dollars, except share data)	September 30, 2011	June 24, 2011
Assets
Current assets
Cash and cash equivalents	$132,349	$127,282
Trade accounts receivable, net	122,433	117,705
Inventories, net	106,552	106,467
Investment in leases	1,795	448
Deferred tax assets	1,471	1,308
Prepaid expenses and other current assets	2,983	4,466

Total current assets	367,583	357,676

Non-current assets
Property, plant and equipment, net	82,786	75,410
Intangibles, net	649	892
Investment in leases	1,928	1,163
Deferred tax assets	2,060	1,953
Deposits and other non-current assets	667	681

Total non-current assets	88,090	80,099

Total assets	$455,673	$437,775

Liabilities and Shareholders’ Equity
Current liabilities
Long-term loans from banks, current portion	$4,898	$4,398
Trade accounts payable	85,791	92,563
Construction payable	5,266	2,475
Income tax payable	2,515	1,858
Deferred tax liability	1,125	1,056
Accrued payroll, profit sharing and related expenses	7,374	7,677
Accrued expenses	5,116	3,986
Other payables	4,158	3,796

Total current liabilities	116,243	117,809

Non-current liabilities
Long-term loans from banks, non-current portion	14,562	11,979
Severance liabilities	4,615	4,478
Other non-current liabilities	2,023	1,982

Total non-current liabilities	21,200	18,439

Total liabilities	137,443	136,248

Commitments and contingencies
Shareholders’ equity
Preferred shares (5,000,000 shares authorized, $0.01 par value; no shares issued and outstanding as of September 30, 2011 and June 24, 2011, respectively)	—	—
Ordinary shares (500,000,000 shares authorized, $0.01 par value; 34,238,964 shares and 34,207,579 shares issued and outstanding as of September 30, 2011 and June 24, 2011, respectively)	342	342
Additional paid-in capital	60,864	59,816
Retained earnings	257,024	241,369

Total shareholders’ equity	318,230	301,527

Total Liabilities and Shareholders’ Equity	$455,673	$437,775

Fabrinet

Unaudited Condensed Consolidated Statements of Operations

For the three months ended September 30, 2011 and September 24, 2010

	Three Months Ended
(in thousands of U.S. dollars)	September 30, 2011	September 24, 2010
Revenues
Revenues	$186,347	$173,740

Total revenues	186,347	173,740
Cost of revenues	(163,463)	(151,964)

Gross profit	22,884	21,776
Selling, general and administrative expenses	(6,638)	(4,827)

Operating income	16,246	16,949
Interest income	195	98
Interest expense	(74)	(111)
Foreign exchange loss, net	(187)	(378)
Other income	97	4

Income before income taxes	16,277	16,562
Income taxes	(622)	(1,357)

Net income	$15,655	$15,205

Earnings per share
Basic	$0.46	$0.45
Diluted	$0.45	$0.44

Weighted average number of ordinary shares outstanding
(thousands of shares)
Basic	34,223	33,761
Diluted	34,502	34,351

Fabrinet

Reconciliation of GAAP measures to non-GAAP measures

(in thousands of U.S. dollars, except per share data)

(unaudited)

	Three Months Ended
	September 30,	September 30,	September 24,	September 24,
	2011	2011	2010	2010
	Net income	Diluted EPS	Net income	Diluted EPS
GAAP measures	15,655	0.45	15,205	0.44
Items reconciling GAAP net income & EPS to non-GAAP net income & EPS:
Related to cost of revenues:
Share-based compensation expenses	445	0.01	92	0.00

Total related to gross profit	445	0.01	92	0.00

Related to selling, general and administrative expenses:
Share-based compensation expenses	543	0.02	136	0.00

Total related to selling, general and administrative expenses	543	0.02	136	0.00

Total related to net income & EPS	988	0.03	228	0.01

Non-GAAP measures	16,643	0.48	15,433	0.45

Shares used in computing diluted net income per share
GAAP diluted shares		34,502		34,351
Non-GAAP diluted shares		34,677		34,405